EXHIBIT 2


                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT, dated as of October 14, 2003 (this "Agreement") among CELESTICA INC., a corporation organized under the laws of the Province of Ontario, Canada ("Parent"), MSL ACQUISITION SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and each entity listed in Exhibit I hereto (each, a "Stockholder" and together, the "Stockholders").

                                    RECITALS

     Parent, Merger Sub and Manufacturers' Services Limited (the "Company") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented as permitted by Section 5(b), the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof) providing for the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

     As of the date hereof, each Stockholder is the record owner of the number of shares of Company Common Stock, shares of Series A Preferred and shares of Series B Preferred listed next to such Stockholder's name in Exhibit I (collectively as to such Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock, Series A Preferred, Series B Preferred and/or any other voting securities of the Company acquired by such Stockholder after the date hereof, whether upon the exercise of warrants, options or other rights, the conversion or exchange of any such Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, such Stockholder's "Shares").

     As an inducement and a condition to entering into the Merger Agreement, Parent has required that each Stockholder, severally and not jointly, agree, and each Stockholder has agreed, severally and not jointly, to enter into this Agreement.

     Each Stockholder and Parent desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger and each Stockholder desires to grant to Merger Sub an option to acquire certain of its Shares, in each case upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

     1. Voting, Proxies, Etc.

     (a) Agreement to Vote. Each Stockholder hereby agrees, severally and not jointly, that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 7:

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          (i) At any meeting of the stockholders of the Company called for purposes that include approval of the Merger and the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which such Stockholder is entitled to vote, consent or give any other approval with respect to the Merger and the Merger Agreement, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (to the extent such Shares are entitled to be voted and are not so voted pursuant to the proxy granted in Section 1(b)) in favor of adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement.

          (ii) At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company, or in any other circumstances in which such Stockholder is entitled to vote, consent or give any other approval, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (to the extent such Shares are entitled to be voted) against the following actions:

               (1) any proposal that would result in a breach by the Company of the Merger Agreement or by the Stockholder hereunder; or

               (2) any action or agreement that is intended to, or would be reasonably likely to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of any Acquisition Transaction; (B) any amendment of the Company's certificate of incorporation, certificates of designation or by-laws; (C) any material change in the present capitalization or dividend policy of the Company; or (D) any other material change in the Company's corporate structure or business.

     (b) Proxies. As security for the agreements of the Stockholder provided for herein, each Stockholder hereby grants to Merger Sub a proxy for the term of this Agreement to vote such Stockholder's Shares as indicated in Section 1(a) above. Such Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholder and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and such Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares.

     (c) Transfer Restrictions. Each Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of such Stockholder's Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to such Stockholder's Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, or (iii) take any action that could make any of its representations or warranties contained herein untrue or incorrect in any material respect or


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would have the effect of preventing or disabling such Stockholder from performing any of its obligations hereunder. For the avoidance of doubt, (i) nothing herein shall be construed to prohibit the conversion by any stockholder of such Shareholder's Series A Preferred into Company Common Stock or exercise by any Stockholder of warrants to acquire any Company Common Stock, Series A Preferred or Series B Preferred and (ii) any shares of Company Common Stock, Series A Preferred or Series B Preferred obtained by a Stockholder upon such conversion or exercise shall be included in such Stockholder's Shares.

     (d) Appraisal Rights. Each Stockholder hereby irrevocably waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

     (e) No Solicitation. Each Stockholder will not (and DLJ Merchant Banking, Inc. will not directly or indirectly) take any action that if taken by the Company would be a breach of Section 4.3(a) of the Merger Agreement (disregarding for this purpose the proviso to the first sentence of such Section 4.3(a), but subject to the last sentence of this Section 1(e)). Each Stockholder shall promptly advise Parent and Merger Sub orally and in writing of the receipt by it of any Acquisition Proposal or any inquiry from any Person other than Parent regarding a potential acquisition of the Shares, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the Person making any such Acquisition Proposal or inquiry. Such Stockholder (or DLJ Merchant Banking, Inc.) will keep Parent and Merger Sub informed on a current basis with respect to material developments relating to any such Acquisition Proposal or inquiry or any material modification or proposed modification thereto. Nothing in this Section shall restrict the activities of any individual (whether or not an affiliate of any Stockholder (or DLJ Merchant Banking, Inc.)) in his or her capacity as a director or officer of the Company. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Qualified Acquisition Proposal made by any Person or Persons is reasonably likely to result in a Superior Proposal, each Stockholder (and DLJ Merchant Banking, Inc.) shall be permitted to engage in discussions and negotiations with, and furnish nonpublic information regarding the Acquired Corporations to, such Person or Persons if the Board of Directors of the Company has concluded in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements and the other requirements of the proviso to the first sentence of Section 4.3(a) of the Merger Agreement have been satisfied.

     2. Option.

     (a) Each Stockholder hereby grants to Merger Sub an irrevocable option to purchase that number of shares of Company Common Stock as is set forth under the column "Option Shares" on Exhibit I (as to such Stockholder, such Stockholders' "Option Shares"), on the terms and subject to the conditions set forth herein (the "Option").

     (b) The Option may be exercised by Merger Sub, as a whole and not in part, at any time during the period commencing upon (x) the termination of the Merger Agreement pursuant to Section 9.1(f) thereof and (y) ending 96 hours after such termination.


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     (c) If Merger Sub wishes to exercise the Option, Merger Sub shall send a written notice to each Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Option Closing Date") of the closing (the "Option Closing") of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable Legal Requirements) after the later of
(i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2(f).

     (d) At the Option Closing, each Stockholder shall deliver to Merger Sub (or its designee) all of the Option Shares by delivery of a certificate or certificates evidencing its Option Shares in the denominations designated by Merger Sub in its exercise notice delivered pursuant to Section 2(c), duly endorsed to Merger Sub or accompanied by stock powers duly executed in favor of Merger Sub, with all necessary stock transfer stamps affixed.

     (e) At the Option Closing, Merger Sub shall deliver, and Parent shall cause Merger Sub to deliver to each Stockholder in respect of each Stockholder's Option Shares the purchase price per Option Share, as defined in the next sentence. The purchase price per Option Share shall be, in respect of each share of Company Common Stock constituting an Option Share, $6.5992 per share (the "Option Shares Purchase Price").

     (f) The Option Closing shall be subject to the satisfaction of (or, in the case of subparagraph (iii), the waiver by Merger Sub of) each of the following conditions:

          (i) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option shall have been issued by any court of competent jurisdiction or any other Governmental Body of a Relevant Jurisdiction and shall remain in effect, and there shall not be any Legal Requirement of a Relevant Jurisdiction enacted, adopted or deemed applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option that makes such consummation illegal or otherwise prohibits consummation of the Option;

          (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option under any applicable Antitrust Laws or other Legal Requirements of a Relevant Jurisdiction shall have expired or been terminated; and

          (iii) the purchase and sale of each Stockholder's Option Shares shall occur concurrently.

     If the Option Closing shall not occur within 90 days after the exercise of the Option then, unless such failure results from a Stockholder's failure to comply with this Agreement, the Option and this Agreement shall terminate and be of no further force or effect.

     (g) If, after purchasing the Option Shares pursuant to the Option, (x) Merger Sub or any of its affiliates has not acquired, or consummated a tender or exchange offer for, the remaining Company Common Stock or consummated a merger or consolidation with the Company and (y) Merger Sub or any of its affiliates receives any cash or non-cash consideration


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in respect of some or all of the Option Shares (the "Transferred Shares") in
connection with (or during the pendency of) a Third Party Business Combination (as defined below) during the period commencing on the date of the Option Closing and ending on the six month anniversary thereof, Merger Sub shall promptly pay over to the Stockholders (to be allocated among them pro rata), in cash as an addition to the aggregate Option Shares Purchase Price for all Option Shares, 50% of the excess, if any, of the value of such consideration received over the aggregate Option Shares Purchase Price paid for the Transferred Shares; provided that, (i) with respect to any of the consideration received by Merger Sub or such affiliates for the Transferred Shares consisting of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) with respect to any consideration received by Merger Sub or such affiliates for the Transferred Shares in a form other than securities so listed, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholders, or, if Merger Sub and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "Third Party Business Combination" means the occurrence of any of the following events: (A) the Company, or more than 50% of the outstanding shares of the Company Common Stock, is acquired by merger or otherwise by any Person other than Parent, Merger Sub, Stockholder or their respective affiliates (a "Third Party"); or (B) a Third Party acquires all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; provided, however, that in no event will any transaction in which shares of the Company Common Stock or any of its assets are sold or transferred directly or indirectly in connection with or as a part of a sale or other transaction involving a sale, merger or other similar transaction of Parent or any of its material assets or business constitute a Third Party Business Combination, and in no event will a sale of any division, line of business or similar unit of the Company and its subsidiaries (other than a sale of all or substantially all of the assets of the Company and its subsidiaries) constitute a Third Party Business Combination.

     (h) If, within six months after purchasing the Option Shares pursuant to the Option, Merger Sub or any of its affiliates consummates a tender or exchange offer for the remaining Company Common Stock or consummates a merger or consolidation with the Company, in either case at a price per share of Company Common Stock in excess of the Option Shares Purchase Price, Merger Sub shall pay over to the Stockholders (to be allocated among them pro rata) promptly after the consummation of the first such tender offer, exchange offer, merger or consolidation to occur, as an addition to the aggregate Option Shares Purchase Price for all Option Shares, an amount in cash equal to 50% of the product of (i) the number of Option Shares sold to Merger Sub by all Stockholders pursuant to the Option and (ii) the excess, if any, of the price per share of Company Common Stock paid in such transaction over the Option Shares Purchase Price (for purposes of calculating the price per share paid in such transaction with respect to (i) any such consideration consisting of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) any consideration other than securities so listed, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholder, or, if


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Merger Sub and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties).

     (i) If, after the Option expires unexercised, (x) the Stockholders or any of their respective affiliates have not acquired, or consummated a tender or exchange offer for, the remaining Company Common Stock or consummated a merger or consolidation with the Company and (y) a Stockholder receives any cash or non-cash consideration in respect of some or (subject to the final sentence of this Section 2(i)) all of its Company Common Stock (the "Transferred Stock") in connection with (or during the pendency of) a Third Party Business Combination during the period commencing on the expiration of the period specified in
Section 2(b) and ending on the six month anniversary thereof, such Stockholder shall promptly pay over to Merger Sub an amount in cash equal to 50% of the excess, if any, of the value of such consideration received over the product of
(A) the Option Shares Purchase Price and (B) the number of shares of Transferred Stock sold by it; provided that, (i) with respect to consideration received by the Stockholder for the Transferred Stock consisting of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and
(ii) with respect to consideration received by the Stockholder for the Transferred Stock consisting of a form other than securities so listed, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholder, or, if Merger Sub and the Stockholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. For purposes of calculating the consideration payable to Merger Sub pursuant to this Section 2(i), the number of shares of Transferred Stock sold by any Stockholder shall not exceed the number of such Stockholder's Option Shares and, if the Stockholder sells a greater number of shares of Company Common Stock under the circumstances contemplated by clause (y) of the preceding sentence, such sales shall be taken into account in the order in which they occur until the number of shares of Company Common Stock subject to those sales equals the number of such Stockholder's Option Shares and then no further sharing under this Section 2(i) shall be required.

     (j) If, after the date hereof, the Company Common Stock or the Parent Subordinated Voting Shares are combined into a smaller number of shares or split or subdivided into a greater number of shares, the determinations in this
Section 2 shall be proportionately adjusted so that the economic consequences of the transactions contemplated hereby are not affected by such action.

     3. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof as to itself as follows:

     (a) Organization. Such Stockholder is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     (b) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The


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execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     (c) No Violations; Consents and Approvals.

          (i) Except for filings, permits, authorizations, Consents and approvals as may be required under, and other applicable requirements of, any applicable Antitrust Laws, neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Stockholder, or (B) any resolution adopted by the board of directors or the stockholders of such Stockholder or any of its Subsidiaries; or
     (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, injunction, writ or decree to which such Stockholder or any of its Subsidiaries, or any of the assets owned or used by such Stockholder or any of its Subsidiaries, may be subject, or (iii) require a Consent from any Person; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the such Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement or as a stockholder of the Company in any material respect.

          (ii) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for the pre-merger notification requirements of applicable Antitrust Laws, and
     (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or impair the ability of such Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement or as a stockholder of the Company in any material respect.

     (d) Shares. Such Stockholder's Existing Shares are, and the Option Shares on the Option Closing Date will be, owned of record by such Stockholder. Such Stockholder's Existing Shares constitute all of the voting securities of the Company owned of record by the Stockholder. Except as set forth in Exhibit I, all of the Stockholder's Existing


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Shares are issued and outstanding and such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any other voting securities of the Company. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares or Option Shares, as the case may be, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of such Stockholder's Shares on the Option Closing Date or the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to its Existing Shares and at all times during the term hereof and on the Option Closing Date or the Closing Date will have good and valid title to its Option Shares, free and clear of all liens, claims, security interests or other charges or encumbrances (it being understood that the Stockholders are party to that certain Amended and Restated Stockholders Agreement dated as of June 22, 2000 by and among the Company, the DLJMB Entities (as defined therein), the Mezzanine Holders (as defined therein), certain Trusts, Kevin C. Melia, Robert J. Graham, Julie Kent and certain other persons listed on the signature pages thereto, which is not contravened by the transactions contemplated hereby), and, upon delivery of such Stockholder's Option Shares to Merger Sub against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all liens, claims, security interests or other charges or encumbrances (other than any arising as a result of actions taken or omitted by Parent or Merger Sub or any arising under this Agreement), will pass to Merger Sub.

     (e) No Broker's Fees. Except as disclosed in the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any broker's, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

     4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Stockholder as of the date hereof as follows:

     (a) Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by


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Parent and Merger Sub, and constitutes the legal, valid and binding obligation of Parent and Merger, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     (c) No Violations; Consents and Approvals.

          (i) Except for filings, permits, authorizations, Consents and approvals as may be required under, and other applicable requirements of, any applicable Antitrust Laws, neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Parent or Merger Sub, or (B) any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, injunction, writ or decree to which Parent or Merger Sub, or any of the respective assets owned or used by each of them, may be subject, or (iii) require a Consent from any Person; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of Parent or Merger Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement in any material respect.

          (ii) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for the pre-merger notification requirements of applicable Antitrust Laws, and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or impair the ability of Parent or Merger Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Agreement in any material respect.

     5. Further Agreements.

     (a) Further Agreement of the Stockholder. Each Stockholder hereby authorizes and requests the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of such Stockholder's Shares (and that this Agreement places limits on the voting of such Stockholder's Shares). Such Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the


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event of a stock dividend or distribution, or any change in any of such
Stockholder's Shares by reason of any stock dividend or distribution, or any change in any of such Stockholder's Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Option Shares Purchase Price shall be accordingly adjusted.

     (b) Further Agreement of each of Parent and Merger Sub. Each of Parent and Merger Sub agrees that it will not agree to any material amendment to the Merger Agreement without the prior written consent of each of the Stockholders.

     6. Further Assurances. From time to time prior to the Closing, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party hereto shall cooperate with the other parties hereto in preparing and filing any notifications required under any applicable Antitrust Laws in connection with the transactions contemplated hereby.

     7. Termination. The obligations of the Stockholder under Sections 1(a),
(b), (d) and (e) shall terminate upon the earlier of the Effective Time or the termination of the Merger Agreement. Subject to the following sentences, all other provisions of this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) the expiration of the period specified in Section 2(b) without exercise of the Option, (c) the Option Closing, (d) as set forth in the final paragraph of Section 2(f) or (e) termination of the Merger Agreement other than pursuant to Section 9.1(f) thereof. Unless the Effective Time shall have occurred, Sections 2(g), (h), (i) and (j) shall survive termination of this Agreement. Nothing in this Section 7 shall relieve any party of liability for failure to perform its covenants under this Agreement.

     8. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     9. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as it may specify by like notice):

          (i)  if to Parent or Merger Sub, to:

               Celestica Inc.
               1150 Eglinton Avenue East
               Toronto, Ontario M3C 1H7
               Canada

               Attention: Senior Vice President, Corporate Development Fax No.: (416) 448-5444
               Confirmation No.:

                with copies to:

               Celestica Inc.
               1150 Eglinton Avenue East
               Toronto, Ontario M3C 1H7
               Canada


               Attention:  Chief Legal Officer
               Fax No.:  (416) 448-2817
               Confirmation No.:


               and

               Kaye Scholer LLP
               425 Park Avenue
               New York, NY  10022

               Joel I. Greenberg and Lynn Toby Fisher
               Fax No.:  (212) 836-8689
               Confirmation No.: (212) 836-8000

          (ii) if to a Stockholder, to:

               [Name of Stockholder]
               11 Madison Avenue
               16th Floor
               New York, NY  10010
               Attention:  General Counsel
               Fax No.: (212) 325-8256
               Confirmation No.: (212) 538-3948
               with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, NY  10017
               att.:  George R. Bason, Jr.
               Fax No.:  (212) 450-4800
               Confirmation No.:  (212) 450-4177

     11. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 14, 2003.

     12. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     13. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     16. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as specifically provided herein with respect to Merger Sub's rights under the Option, shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in Parent's sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to Merger Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

     17. Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

     (a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts. For purposes of implementing the foregoing, each Stockholder does hereby appoint Corporation Services Company, and Parent and Merger Sub do hereby appoint CT Corporation, as agent to service of process in the State of Delaware in connection with this Agreement.

     (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     (c) The parties acknowledge and agree that Parent, Merger Sub and the Stockholder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent, Merger Sub or the Stockholder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     IN WITNESS WHEREOF, Parent, Merger Sub and each Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.


                                DLJ MERCHANT BANKING FUNDING, INC.

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                                DLJ MERCHANT BANKING PARTNERS, L.P.


                                By:  DLJ Merchant Banking, Inc., its
                                      Managing General Partner

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                                DLJ INTERNATIONAL PARTNERS, C.V.


                                By:  DLJ Merchant Banking, Inc., its
                                     Advisory General Partner

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                                DLJ OFFSHORE PARTNERS, C.V.


                                By:  DLJ Merchant Banking, Inc., its
                                      Advisory General Partner


                                By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                                 DLJ FIRST ESC L.P.


                                 By:  DLJ LBO Plans Management
                                      Corporation, its General Partner

                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                 DLJ ESC II L.P.


                                By:  DLJ LBO Plans Management
                                     Corporation, its General Partner

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                                CREDIT SUISSE FIRST BOSTON LLC, AS NOMINEE FOR:
                                EMA 2001 PLAN, L.P.
                                DLJ FIRST ESC, L.P.
                                DOCKLANDS 2001 PLAN, L.P.
                                PARADEPLATZ PLAN 2001 PLAN, L.P.
                                CREDIT SUISSE FIRST BOSTON PRIVATE EQUITY, INC. CSFB 2001 INVESTORS, L.P.


                                By: Credit Suisse First Boston (USA) Inc., its sole member


                                By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                DLJ MERCHANT BANKING, INC., Solely for purposes
                                    of Section 1(e) of this Agreement

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                CELESTICA INC.


                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:



                                MSL ACQUISITION SUB INC.

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                                                                                                           Exhibit I


-----------------------------------------------------------------------------------------------------------------------------------
                                                  Shares of         Series A       Series B          Common           Option Shares
                                                   Company          Preferred     Preferred        Underlying            Company
                                                 Common Stock         Stock         Stock           Warrants          Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
DLJ Merchant Banking Partners, LP                  7,683,054          128,471           0              249,555             6,354,162
DLJ International Partners, CV                     3,452,918           68,408           0              132,883             2,855,687
DLJ Offshore Partners CV                             199,998            3,762           0                7,308               165,406
DLJ Merchant Banking Funding Inc.                  3,027,236                0           0                    0             2,503,633
DLJ First ESC LP                                   1,882,440                0           0                    0             1,556,845
DLJ ESC II, LP                                        10,417                0           0                    0                 8,615
CSFB LLC as nominee for 2001 Plan Investors           97,916           99,359           0              193,005                80,980
-----------------------------------------------------------------------------------------------------------------------------------